EXHIBIT 99.1

MOHEGAN TRIBAL GAMING AUTHORITY ANNOUNCES MANAGEMENT

AGREEMENT WITH THE MENOMINEE INDIAN TRIBE OF WISCONSIN

UNCASVILLE, CT – October 22, 2004 –The Mohegan Tribal Gaming Authority (the “Authority”), operator of Mohegan Sun, announced today that it has entered into a management agreement (the “Management Agreement”) with the Menominee Indian Tribe of Wisconsin (the “Menominee Tribe”) and the Menominee Kenosha Gaming Authority. According to the Management Agreement, the Authority was granted the exclusive right and obligation to manage, operate and maintain a planned casino and destination resort to be located in Kenosha, Wisconsin (the “Project”) for a period of seven years in consideration of a Management Fee, as defined in the Management Agreement. The Management Agreement is subject to approval by the National Indian Gaming Commission.

The Mohegan Tribe of Indians of Connecticut (the “Mohegan Tribe”) previously entered into an agreement with the developer for the Project (the “Developer”), under which the Mohegan Tribe will lend the Developer funds necessary to develop the Project, including administering and overseeing the planning, design, development, and construction of the Project. The Mohegan Tribe has lent approximately $3.1 million to the Developer for use in these efforts.

Development of the Project is subject to certain governmental and regulatory approvals, including, but not limited to, the United States Department of the Interior accepting land into trust on behalf of the Menominee Tribe and the approval of the Governor of Wisconsin. In addition, Kenosha County has a non-binding referendum scheduled for November 2, 2004 for the approval of the Project.

About the Authority and Mohegan Sun

The Authority is an instrumentality of the Mohegan Tribe, a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Mohegan Tribe, and the non-exclusive authority to conduct such activities elsewhere, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Mohegan Tribe’s reservation. The Mohegan Tribe’s gaming operation is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 300-seat Cabaret, meeting and convention space and an approximately 1,200-room luxury hotel. More information about Mohegan Sun and the Authority can be obtained by visiting www.mohegansun.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by the Authority’s use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Information concerning potential factors that could affect the Authority’s financial results are included in the Authority’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003, as well as the Authority’s other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved.

Press Release Mohegan Tribal Gaming Authority Uncasville, Connecticut October 22, 2004

CONTACTS: William J. Velardo President and Chief Executive Officer Mohegan Tribal Gaming Authority (860) 862-8000	Leo M. Chupaska Chief Financial Officer Mohegan Tribal Gaming Authority (860) 862-8000